Exhibit 10.2
PHANTOM STOCK AGREEMENT
     THIS PHANTOM STOCK AGREEMENT (this “Agreement”) is made as of August 24, 2005 (“Grant Date”), between QUINTANA MARITIME LIMITED, a Marshall Islands company (the “Company”), and (“Employee”). The parties agree as follows:
     1. Award of Phantom Shares. Pursuant to the QUINTANA MARITIME LIMITED 2005 STOCK INCENTIVE PLAN, as amended (the “Plan”), the Company hereby awards to Employee a total of phantom shares of the Company (the “Phantom Shares”), subject to the following terms and restrictions. Employee acknowledges receipt of a copy of the Plan, and agrees that this award of Phantom Shares shall be subject to all of the terms and provisions of the Plan, including future amendments thereto, if any, pursuant to the terms thereof. In the event of any conflict between the terms of this Agreement and the Plan, the Plan shall control. The Plan is incorporated herein by reference as a part of this Agreement.
     2. Vesting and Forfeiture of Phantom Shares.
     (a) The Phantom Shares shall vest in accordance with Exhibit A to this Agreement, provided that Employee has been continuously employed by the Company from the date of this Agreement through the applicable vesting date. Notwithstanding the foregoing, all unvested Phantom Shares shall become fully vested on the date Employee’s employment with the Company is terminated by reason of death or “Disability” (which shall mean that Employee has become disabled within the meaning of section 409A(a)(2)(C) of the Internal Revenue Code of 1986, as amended (the “Code”), and any regulations or administrative guidance issued thereunder).
     (b) In the event of the termination of Employee’s employment with the Company for any reason other than death or Disability, Employee shall, for no consideration, forfeit to the Company all unvested Phantom Shares.
     3. Payment of Vested Phantom Shares. As soon as reasonably practicable after each vesting date, the Company shall pay Employee with respect to the Phantom Shares that become vested on such date, if any, an amount of cash equal to the product of: (a) the Company’s required tax withholding rate and (b) the fair market value of the shares then vested. The fair market value means the average of the last reported sales prices for the 20 consecutive Trading Days before the date in question. The last reported sales price for each day shall be the last reported sale price regular way on the Nasdaq National Market or any other national securities exchange on which the shares are listed. In the event there is no sale of shares on the Nasdaq National Market or any other national securities exchange on which the Units are listed for the 20 consecutive Trading Days preceding such date, the determination of fair market value shall be made in good faith by the Committee. As used herein, the term “Trading Days” with respect to Units means if the Units are listed or admitted for trading on the Nasdaq National Market or any national securities exchange, days on which the Nasdaq National Market or such national securities exchange is open for business.Notwithstanding the foregoing however, any payment of cash to Employee may not be made pursuant to this Agreement prior to the first day such payment would not be subject to the additional tax imposed by Section 409A of the Code.

     4. Nontransferability of Phantom Shares. Employee may not sell, transfer, pledge, exchange, hypothecate or dispose of the Phantom Shares, other than by will or the laws of descent and distribution or pursuant to a “qualified domestic relations order.” A breach of these terms of this Agreement shall cause a forfeiture of the Phantom Shares.
     5. Employment Relationship. For purposes of this Agreement, Employee shall be considered to be in the employment of the Company as long as Employee remains an employee of either the Company or an Affiliate (as defined in the Plan). Nothing in the adoption of the Plan, nor the award of Phantom Shares thereunder pursuant to this Agreement, shall confer upon Employee the right to continued employment by the Company or affect in any way the right of the Company to terminate such employment at any time. Unless otherwise provided in a written employment agreement or by applicable law, Employee’s employment by the Company shall be on an at-will basis, and the employment relationship may be terminated at any time by either Employee or the Company for any reason whatsoever, with or without cause. Any question as to whether and when there has been a termination of such employment, and the cause of such termination, shall be determined by the Committee, and its determination shall be final.
     6. Amendment. Except as provided below, this Agreement may not be modified in any respect by any verbal statement, representation or agreement made by Employee or by any employee, officer, or representative of the Company or by any written agreement unless signed by Employee and by an officer of the Company who is expressly authorized by the Company to execute such document. Notwithstanding anything in the Plan, this Agreement or any employment and/or severance agreement between the Company and Employee to the contrary, if the Committee determines that the terms of this grant do not, in whole or in part, satisfy the requirements of Section 409A of the Code, the Committee, in its sole discretion, may unilaterally modify this Agreement in such manner as it deems appropriate to comply with such section and any regulations or administrative guidance issued thereunder.
     7. Binding Effect. This Agreement shall be binding upon and inure to the benefit of any successors to the Company and all persons lawfully claiming under Employee.
     8. Controlling Law. This Agreement shall be governed by, and construed in accordance with, the laws of the Marshall Islands without regard to conflicts of laws principles thereof.

     IN WITNESS WHEREOF, the Company has caused this Agreement to be duly executed by an officer thereunto duly authorized, and Employee has executed this Agreement, all as of the date first above written.

QUINTANA MARITIME LIMITED

By:

Name:

Title:

EMPLOYEE:

3

Exhibit A
VESTING SCHEDULE

Vesting Date	Phantom Shares Vesting